UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2012

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 20, 2012, two of our existing joint ventures transferred their ownership interest in two venture subsidiaries to the Company for no cash consideration. The transferred venture subsidiaries indirectly own five senior living facilities and one land parcel (the “Facilities”). Prior to the transfer, the Company had a 20% indirect ownership interest in the Facilities. As a result of the transfer, the Facilities are now 100% indirectly owned by the Company and will be consolidated in our financial results commencing March 20, 2012. Sunrise Senior Living Management, Inc. (“SSLMI”), a wholly owned subsidiary of the Company, manages the Facilities.

The Facilities are currently encumbered by approximately $120 million of existing Facility level mortgage debt which will be consolidated in our financial results commencing March 20, 2012. This mortgage debt is non-recourse to the Company with respect to principal repayment, and no new obligations will be required by the mortgage lenders as a result of the transfer. The Facilities are separated into two loan pools, with one lender financing a pool of three Facilities (“Pool A”) and another lender financing a pool of two Facilities plus the land parcel (“Pool B”). The Pool A mortgage debt had an outstanding balance of approximately $63 million as of 12/31/11, and a weighted average interest rate of 5.00%. The Pool A mortgage debt is currently under maturity default, but the lender has agreed to a forbearance that effectively extends the term of the loan through January, 2013 and imposes a cash sweep on the Facilities net of a working capital reserve. The Pool B mortgage debt had an outstanding balance of approximately $57 million as of 12/31/11, and a weighted average interest rate of 6.50%. The Pool B mortgage debt has an initial maturity date of October, 2012, but does contain an extension provision, subject to the properties meeting certain conditions. The Company was, prior to the transfer, and continues to be obligated to the lender on an operating deficit guarantee with respect to the Pool B mortgage debt.

The Company is pursuing new venture and refinancing opportunities for the Facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: March 20, 2012	By:	/s/ C. Marc Richards
		Name:	C. Marc Richards
		Title:	Chief Financial Officer